UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

MMR INFORMATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2934½ BEVERLY GLEN CIRCLE, SUITE 702 LOS ANGELES, CALIFORNIA		90077
(Address of Principal Executive Offices)		(Zip Code)

(310) 476-7002
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On April 29, 2009, we, our subsidiary MyMedicalRecords, Inc. ("MMR") and The RHL Group, Inc. ("The RHL Group"), a California corporation, entered into a Secured Credit Restructuring Agreement (the "Restructuring Agreement") to provide for the restructuring of MMR's credit facility with The RHL Group, among other items. The RHL Group is a significant stockholder of our company and is wholly-owned by Robert H. Lorsch, Chairman, Chief Executive Officer and President of our company and of MMR. In connection therewith, MMR issued The RHL Group a Third Amended and Restated Secured Promissory Note (the "Third Amended Note"), which amends and restates MMR's current credit facility with The RHL Group, as evidenced by the Second Amended and Restated Note (the "Existing Note"). We also executed a Guaranty in favor of The RHL Group to guarantee MMR's payment of the Third Amended Note (the "Guaranty"). The terms of the Third Amended Note, Guaranty and Restructuring Agreement are described below, and copies of each are included as Exhibits to this current report on Form 8-K. The following discussion in qualified in its entirety by the full text of such agreements, which are incorporated by reference herein.

The Third Amended Note amends and restates MMR's current credit facility with The RHL Group, as evidenced by the Existing Note, to increase the maximum amount of MMR's obligations that may be incurred thereunder from $1,000,000 or more under the Existing Note to $3,000,000. The Existing Note had a balance of $822,250 on December 31, 2008. The Third Amended Note matures November 30, 2009, and bears interest at the lesser of 10% or the highest rate then permitted by law, and is secured (similar to the Existing Note) by the existing Security Agreement, which has been in effect since July 31, 2007.

Although the maximum amount of MMR's obligations that may be incurred has been increased to $3,000,000 in the Third Amended Note, the Existing Note that it replaces contained no obligation (and the Third Amended Note creates no new obligation) on the part of The RHL Group or any person to extend further credit to MMR beyond that existing as of the date of the Existing Note or the Third Amended Note, as the case may be. However, despite the absence of any obligation under the Existing Note to make additional loans, advances and guarantees to MMR, The RHL Group made substantial loans, advances and guarantees to MMR after the date on which the Second Amended Note was executed, including loans, advances and guarantees aggregating not less than $300,000 after the date of the merger in which MMR became our wholly-owned subsidiary. Similarly, despite the absence of any obligation to do so under the Third Amended Note, it is anticipated that The RHL Group will make further loans, advances and guarantees to MMR, and the Restructuring Agreement includes a covenant on the part of The RHL Group to make a minimum of $100,000 of additional loans, advances and guarantees thereunder within the next 30 days alone.

The Restructuring Agreement also obligates The RHL Group to use commercially reasonable efforts to assist in raising additional financing from third parties and to extend the maturity of the Third Amended Note for an additional six-month term if MMR is in full compliance with its covenants and other obligations on such date, on terms to be negotiated at such time. Additionally, the Restructuring Agreement obligated Mr. Lorsch to exercise all of his outstanding options prior to May 1, 2009 (which options were exercised on April 30, 2009), with the aggregate exercise price paid as a reduction in principal owing The RHL Group under the Third Amended Note.

Pursuant to the terms of the Third Amended Note, The RHL Group received, as an origination fee, a note for $200,000, payable at maturity (at our company's sole option) in cash or by delivery to The RHL Group warrants to acquire 2,800,000 shares of our common stock at an exercise price of $0.15 per share. The warrants, if issued in our company's sole discretion, would have a four year term and be nontransferable without our consent. If the term of the Third Amended Note is extended beyond November 1, 2009, we expect that we would grant The RHL Group an additional origination fee on terms to be negotiated at such time.

As a condition to its entering into the Restructuring Agreement, we agreed to guaranty MMR's obligations under the Third Amended Note, and agreed with MMR to terminate the Allonge entered into on January 27, 2009. The Allonge had precluded The RHL Group from (1) declaring a default or event of default under the Security Agreement or the Existing Note, (2) accelerating the maturity date of the Existing Note, (3) exercising any of its principal remedies for a default or event of default under the Security Agreement, (4) assigning the Existing Note, the proceeds of the Existing Note or to otherwise negotiating the Existing Note, or (5) to repayment of the unpaid balance on the Existing Note, in each case prior to the earlier of repayment of $709,000 pursuant to the Creditor Plan or 10 days after the two-year anniversary of the closing of our acquisition of MMR. The Third Amended Note does not obligate The RHL Group to extend its forbearance with respect to (1), (2) or (3) beyond June 1, 2009, although The RHL Group never exercised similar rights under the Existing Note despite its ability to do so.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Third Amended and Restated Secured Promissory Note
10.2	Secured Credit Restructuring Agreement
10.3	Guaranty

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   May 4, 2009

MMR INFORMATION SYSTEMS, INC. By: /s/ ROBERT H. LORSCH Name: Robert H. Lorsch Title: Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS
Exhibit	Description
10.1	Third Amended and Restated Secured Promissory Note
10.2	Secured Credit Restructuring Agreement
10.3	Guaranty